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                                                                   EXHIBIT 10.11

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN REDACTED PROVISIONS OF THIS AGREEMENT. THE REDACTED PROVISIONS ARE IDENTIFIED BY THREE ASTERISKS AND ENCLOSED BY BRACKETS. THE CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

    INXIGHT/RESOLUTE SOFTWARE: SOFTWARE DISTRIBUTION AND LICENSE AGREEMENT

                               INXIGHT TECHNOLOGY

This Agreement is made between RESOLUTE SOFTWARE, INC. ("Licensee"), with offices at 4473 Willow Rd., Pleasanton, California 94588, and INXIGHT SOFTWARE, INC, A XEROX NEW ENTERPRISE COMPANY ("Inxight"), with offices at 3400 Hillview Avenue, Palo Alto, California 94304 and shall be effective as of the date of the last signature attached hereto.

RECITALS

Inxight has created or has the rights to certain linguistic and visualization technology, APIs and documentation. Licensee desires to acquire a right and license to incorporate Inxight Technology (as defined below) in certain Licensee Software (as defined below) for sub-license to customers, under the terms and conditions set forth in this Agreement; and

Inxight is willing to grant such rights and licenses, and provide technical support as required; and

In consideration of the mutual agreements contained in this Agreement, Inxight and Licensee hereby agree as follows:

I.       DEFINITIONS

1.01 "Inxight Technology" means all software owned or licensed by Inxight, in object code format, "C" Header Files and documentation identified in Attachment I hereof, subject to the provisions of paragraph 2.01, and shall include all ports, modifications, improvements, enhancements, additions, derivative works, updates, releases and versions thereof, as the same may be renamed or succeeded.

1.02 "LICENSED SOFTWARE" means any work derived from the combination of the Inxight Technology, in object code format only, and Licensee Software, which Licensee Software shall constitute a significant portion of the code and content of LICENSED SOFTWARE, and for which a royalty schedule has been defined in Attachment II and agreed to by the parties, subject to the provisions of paragraph 2.01. LICENSED SOFTWARE shall include all modifications, improvements, enhancements, additions, derivative works, updates, releases and versions thereof, whether created or developed by or on behalf of Licensee, LICENSED SOFTWARE will represent a significant enhancement and transformation of the Inxight Technology, which by objective examination of features and functions results in a product substantially different from the Inxight Technology, as the same may be renamed or succeeded.

1.03 "Licensee Software" means all software owned or licensed by Licensee, in object or source code format as applicable, subject to the provisions of paragraph 2.01, and shall include all ports, modifications, improvements, enhancements, additions, derivative works, updates, releases and versions thereof, as the same may be renamed or succeeded.

1.04 "Upgrade" shall mean the issuance of new releases of LICENSED SOFTWARE to customers who have previously executed a maintenance agreement with Licensee for LICENSED SOFTWARE.

1.05 "Sub-license" refers to the licensing of LICENSED SOFTWARE to third parties. Sub-license conveys no rights to Licensee to license Inxight Technology to third parties as standalone component technology, or to provide services to third parties based in whole or in part on Inxight Technology, unless specifically stated elsewhere in this Agreement.


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    INXIGHT/RESOLUTE SOFTWARE: SOFTWARE DISTRIBUTION AND LICENSE AGREEMENT

                               INXIGHT TECHNOLOGY

1.06 "Specifications" means all of the technical information, software and documentation described in Attachment I.

II.      TITLE TO LICENSED SOFTWARE, DERIVATIVE WORKS & MARKETING RIGHTS

2.01 Title to and ownership of the Inxight Technology resides in Inxight. Title to and ownership of Licensee Software resides in Licensee. Title to the LICENSED SOFTWARE created or developed using Inxight Technology by or on behalf of Licensee shall reside in Licensee. Licensee acknowledges that title to and ownership of Inxight Technology incorporated in the LICENSED SOFTWARE shall at all times remain with Inxight. All other applicable rights to patents, copyrights, trademarks, and trade secrets in Inxight Technology remain with Inxight and in Licensee Software shall remain with Licensee.

2.02 For all distribution, Licensee will require that any use of the LICENSED SOFTWARE will include copyright notices sufficient in substance to protect and preserve Inxight's copyright therein, in the same manner and form as Licensee uses to protect its own copyrights including, but not limited to, any manuals or other documentation and an appropriate screen (e.g., the start-up or "About" screen) of a product using the LICENSED SOFTWARE. Suggested attribution wording for collateral and web sites is shown in Attachment VII: Attribution.

         Any reproduction of any portion of the Inxight Technology by Licensee will include any proprietary and statutory copyright notices present in the originals received from Inxight unless otherwise stated in Attachment I.

2.03 When Licensee uses the Inxight Technology for research purposes, including, but not limited to processing text corpora for linguistic analysis or using the Inxight Technology as a part of a larger computer system, Licensee shall include a proper reference to the Inxight Technology in Licensee's published or unpublished reports, research articles or other written works.

2.04 Licensee is granted the right to use the Inxight name, copyright, logos, trade names and trademarks for the purposes of identification of the LICENSED SOFTWARE or Inxight Technology under this Agreement Inxight's name will be used only in an ethical and commercially reasonable manner, for the products licensed or developed under this Agreement.

III.     LICENSE GRANT

3.01 Inxight grants and conveys to Licensee a non-exclusive world-wide right and license to market, use, maintain, reproduce, distribute, display, and/or sub-license Inxight Technology, in object code format only, as incorporated in the LICENSED SOFTWARE and for which software a royalty schedule or a periodic license payment is set forth in Attachment II. Licensee may not make available in any form or expose Inxight Technology APIs, including the pass-through Inxight Technology APIs, or repackage the Inxight Technology APIs other than as specifically permitted by this Agreement. Licensee's rights may be exercised by itself or through its subsidiaries, distributors, resellers and agents ("Licensee's Distributors").

3.02 This license does not grant any right to Licensee for the resale of services, based on Inxight Technology or any component or portion of the Inxight Technology, other than in the support of LICENSED SOFTWARE to Licensee customers, nor the right to offer the Inxight Technology or any component or portion of the Inxight Technology for sale without the LICENSED SOFTWARE. Sublicensing shall only be permitted as part of LICENSED SOFTWARE.


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    INXIGHT/RESOLUTE SOFTWARE: SOFTWARE DISTRIBUTION AND LICENSE AGREEMENT

                               INXIGHT TECHNOLOGY

IV.      ROYALTY

4.01 Licensee will pay Inxight royalties and/or license fees based on Licensee revenue billed by Licensee for LICENSED SOFTWARE, as defined in Attachment II entitled "ROYALTY / PERIODIC FEES."

V.       MARKETING OF LICENSED SOFTWARE

5.01 Inxight will provide to Licensee relevant marketing information in its possession, technical specifications, and update descriptions related to Inxight Technology for the primary purpose of promotion thereof as incorporated in the LICENSED SOFTWARE, so that Licensee can, on a periodic basis and as new changes or additions occur, distribute the same to its sales force and customers. During the term of this Agreement, Licensee may also include Inxight Technology product descriptions and information in any Licensee literature, including but not limited to Licensee's end-user reference materials, subject to appropriate copyright and trademark attribution. The distribution of such literature by Licensee will be at the expense of Licensee. Licensee may, at its option and expense, prepare its own promotional literature relating to Inxight Technology and the LICENSED SOFTWARE, and distribute the same to its sales force and customers. Inxight shall have the right to review and approve Licensee's use and representation of Inxight's information in Licensee's documentation and literature prior to its publication by Licensee.

VI.      ENHANCEMENTS TO TECHNOLOGY

6.01 During the term of this Agreement, Inxight will provide Licensee with BUG FIXES to BUGs reported by Licensee, according to the procedure outlined in Attachment III. Inxight will provide Licensee with any BUG FIXES, updates or revisions made generally available to other licensees or customers and will provide Licensee with new releases of the Inxight Technology. Any update, revision or modification or new release of the Inxight Technology so provided shall be covered by the provisions of this Agreement.

6.02 Inxight intends to enhance and further develop the Inxight Technology over the course of this Agreement. Licensee input to such development efforts is encouraged. Licensee may, at its discretion, provide Inxight with feedback relative to its use of Inxight Technology, including but not limited to errors and other corrective information, modifications, extensions (as used in Section 6.02 and 6.03 "extensions" relates only to the Inxight Technology and not to any layers of software pertaining to Licensee Software), and suggested changes relative to supporting documentation.

6.03 Licensee grants to Inxight an irrevocable, non-exclusive, royalty-free world-wide license covering any and all rights owned, controlled or licensable by Licensee relating to such corrections, modifications, extensions and supporting documentation of Inxight Technology pursuant to the foregoing paragraph 6.02. Inxight shall have the right under this license to make, have made, use, sell, lease, reproduce, prepare derivative works, including the right to any modifications or improvements and the like made at the suggestion of Licensee or based on the aforesaid feedback and to distribute, sub-license and otherwise dispose of any of the foregoing rights in connection with the licensed subject matter, and to sub-license others to perform any of these acts.

6.04 Inxight shall provide Licensee with reasonable notice of pending new releases of the Inxight Technology.

6.05 Licensee may request changes, modifications, or extensions to the Inxight Technology, which include enhancements to the product beyond those included in the Specifications. Such enhancement requests shall be considered by Inxight and enhancements may be incorporated into the Inxight Technology and delivered by Inxight at its own discretion. Inxight will be under no obligation to implement any such enhancements, unless agreed by the parties in writing as to content, schedule and fees for changes to the Specifications. In instances where Licensee is willing to provide compensation for certain enhancements, Licensee and Inxight shall execute a separate licensing agreement or an amendment of this Agreement specifying the additional terms.


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    INXIGHT/RESOLUTE SOFTWARE: SOFTWARE DISTRIBUTION AND LICENSE AGREEMENT

                               INXIGHT TECHNOLOGY

VII.     SPECIFICATIONS, DELIVERY AND ACCEPTANCE

7.01 Inxight shall deliver the Inxight Technology and Documentation (as defined in Attachment I) in accordance with the Specifications in Attachment I and the Deliverables Schedule in Attachment IV.

7.02     Acceptance Procedure

         Upon delivery of each release of the Inxight Technology to Licensee, Licensee shall: (a) Test and evaluate the Inxight Technology for a period of up to thirty (30) days and (b) Produce a list of changes and modifications needed to bring the Inxight Technology into conformance with the Specifications in Attachment I. Failure of Licensee to provide the list of changes and modifications needed, during this thirty-day period, constitutes acceptance of Inxight Technology.

         Upon receipt of the desired change list, Inxight will at no additional charge: (c) Correct BUGs and bring the Inxight Technology into conformance with the Specifications in accordance with Attachment I and Attachment III, and (d) deliver to Licensee an updated version of the Inxight Technology.

7.03 Inxight shall provide to Licensee a master run-time set of the Inxight Technology suitable for reproduction. Licensee may use the master set solely to create one back-up copy and to develop and produce products to be distributed to its customers in accordance with this Agreement.

VIII.    WARRANTY

8.01 Inxight represents and warrants that: (a) the Inxight Technology is substantially free from program errors or other problems, (b) the Inxight Technology performs in accordance with the Documentation, (c) the Inxight Technology meets the Specifications recited in Attachment I, and (d) the master of the medium on which the Inxight Technology is contained shall be free of physical defects, and contains no computer virus, worm, or other damaging or disabling defect or device.

8.02 If any BUGs are discovered by Licensee, subject to a valid maintenance agreement, Inxight shall endeavor to correct such BUGS, following receipt of notice from Licensee of such BUGs, in accordance with the procedure delineated in Attachment III - TECHNICAL SUPPORT. Product enhancements and other program modifications will be treated in accordance with the provisions of Article VI, paragraph 6.05.

8.03 Inxight represents and warrants that the Inxight Technology delivered under this Agreement is Year 2000 performance compliant and thus shall be able to accurately process date data (including, but not limited to, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, including leap year calculations.
         8.04 Inxight represents and warrants that it will make reasonable efforts to cause the Inxight Technology (Hyperbolic Tree for Windows and Java) to run correctly on new releases of Windows and Java within ninety (90) days of such new releases, provided that Inxight is informed of such new releases by Licensee.

8.05 EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, INXIGHT HEREBY DISCLAIMS AND LICENSEE EXPRESSLY WAIVES ANY AND ALL OTHER EXPRESS WARRANTIES OR REPRESENTATIONS OF ANY KIND OR NATURE, AND ANY AND ALL IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

IX.      TECHNICAL SUPPORT

9.01 Inxight shall provide technical support and maintenance of Inxight Technology to Licensee in conformity with the terms and conditions defined in Attachment III, entitled "Technical Support."


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    INXIGHT/RESOLUTE SOFTWARE: SOFTWARE DISTRIBUTION AND LICENSE AGREEMENT

                               INXIGHT TECHNOLOGY

X.       TERMINATION

10.01 The term and renewal of this Agreement is delineated in Attachment II, Term of Agreement.

10.02 Either Inxight or Licensee may terminate this Agreement by written notice of termination to the other party upon:

         (a) A material breach by the other party which has not been cured within ninety (90) days of written notice of such breach, or in the case of a breach which cannot with due diligence be cured within a period of ninety (90) days, if the defaulting party has not instituted within the ninety (90) days steps necessary to remedy the default or prevent it from re-occurring and thereafter diligently followed such steps. However, prior to termination, the parties will make all reasonable efforts to resolve the dispute. The Confidential Obligations (the obligations as to CONFIDENTIAL INFORMATION, as defined below) herein and any other remedies available, such as return of fees, shall not be waived and shall survive termination,

         (b) A material breach which cannot be cured,

         (c) Subject to Section 16.01, the filing of a petition for reorganization, bankruptcy, assignment for the benefit of creditors or receivership by the other party, or

         (d) An unauthorized assignment by the other party under the term of
             Section 15.01 below.

10.03 Upon termination of this Agreement under Section 10.02 above, the license shall immediately cease and Licensee shall:

         (a) promptly cease the distribution of and/or the provision of services based on LICENSED SOFTWARE to any now sub-license partners, OEMs or end users.

         (b) promptly cease use of the LICENSED SOFTWARE incorporating the Inxight Technology, including its use on any processor, except as is required for providing maintenance to its existing customers.

         (c) promptly cease provision of services based in whole or in part on the Inxight Technology.

         (d) return the master copy of Inxight Technology and return or destroy all copies of Inxight Technology, including all ports and supporting Documentation. Licensee may, however, retain one (1) copy of the Inxight Technology and Documentation to be used solely for support purposes of Licensee and end users under a valid maintenance contract or for archival purposes.

         (e) certify in writing to Inxight, by a duly authorized officer of Licensee, that it has performed these acts, and the obligations under Articles II and XV shall remain in force until Licensee has performed these acts,

10.04 Upon Inxight's request, Licensee shall furnish to Inxight evidence of compliance with paragraph 1.02, of this Agreement. Licensee acknowledges and agrees that failure to comply shall be considered grounds for termination of this Agreement for material breach in accordance with paragraphs 10.02 and 10.03 above.

10.05 All valid Licensee sub-licenses, in effect on the date of termination, shall survive the termination of this Agreement.

XI.      INDEMNIFICATION

11.01 Inxight represents and warrants that it has sufficient right, title and interest in and to the Inxight Technology to enter into and perform this Agreement and further warrants that the Inxight Technology does not infringe any patent, copyright or other proprietary right of a third party and that it has not been


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    INXIGHT/RESOLUTE SOFTWARE: SOFTWARE DISTRIBUTION AND LICENSE AGREEMENT

                               INXIGHT TECHNOLOGY

         notified by a third party of a possibility that the Inxight Technology might infringe any patent, copyright or other proprietary right of a third party.

11.02 Inxight shall defend, indemnify and hold Licensee harmless from any claim, action or other proceeding brought against Licensee or a sub-licensee of the Inxight Technology and all settlements agreed to by Inxight and all costs and direct damages awarded to a third party to the extent they arise out of a claim alleging infringement by Inxight Technology of any U.S. patent or worldwide copyright or other proprietary right of a third party, providing that Licensee promptly notifies Inxight in writing of any action or claim, after it becomes aware of any such action or claim, and allows Inxight, at Inxight's expense, to direct the defense of any such action or claim, and gives Inxight full information and reasonable assistance required to defend any such suit claim or proceeding. This indemnity shall not apply to any alleged infringement caused by the combination of the LICENSED SOFTWARE with other third party software, products or modifications thereof when the alleged infringement is attributable to Licensee Software and would not have occurred but for said combination or modifications.

         To avoid infringement, Inxight may, at its option, and at no charge to Licensee, obtain a license or right to continue the use of the Inxight Technology, or modify the Inxight Technology so it no longer infringes, or substitute an equivalent of the Inxight Technology.

11.03 Inxight shall have no liability for any claim, action or other proceeding based on negligent acts or willful omissions by Licensee or a sub-licensee, or for settlements or costs incurred without the knowledge of Inxight Licensee shall have no liability for any claim, action or other proceeding based on negligent acts or willful omissions by Inxight or for settlements or costs incurred without the knowledge of Licensee.

11.04 Licensee shall defend, indemnify and hold Inxight harmless from any claim action, or other proceeding brought against Inxight and all settlements agreed to by Licensee and all costs and direct damages awarded to a third party to the extent they arise out of a claim that the portions of the LICENSED SOFTWARE other than the Inxight Technology infringe a U.S. patent, or worldwide copyright or other proprietary right of a third party, providing Inxight shall notify Licensee in writing of any action or claim, after it becomes aware of such claims, and allows Licensee at its expense to direct the defense of any such action or claim and gives Licensee full information and reasonable assistance required to defend any such suit, claim or proceeding.

XII.     DISCLAIMER

12.01 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES IN ANY WAY ARISING OUT OF THE USE OF THE INXIGHT TECHNOLOGY OR LICENSED SOFTWARE OR RELATING TO THIS AGREEMENT HOWEVER CAUSED UNDER A CLAIM OF ANY TYPE OR NATURE BASED ON ANY THEORY OF LIABILITY (INCLUDING CONTRACT, TORT OR WARRANTY) EVEN IF THE POSSIBILITY OF SUCH DAMAGES HAS BEEN COMMUNICATED. IN NO EVENT SHALL EACH PARTY'S LIABILITY TO THE OTHER FOR DIRECT DAMAGES EXCEED ONE MILLION ($1,000,000) DOLLARS, THE LIMITATIONS AND EXCLUSIONS IN THIS PARAGRAPH SHALL NOT APPLY TO THE INDEMNIFICATION OF ARTICLE XI.

XIII.    FORCE MAJEURE

13.01 Neither parry shall be liable to the other for its failure to perform any of its obligations hereunder during any period in which such performance is delayed by circumstances beyond its reasonable control, such as acts of government, nature, terrorism, or war, provided that the party experiencing such delay promptly notifies the other party of the delay,


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    INXIGHT/RESOLUTE SOFTWARE: SOFTWARE DISTRIBUTION AND LICENSE AGREEMENT

                               INXIGHT TECHNOLOGY

XIV.     CONFIDENTIAL INFORMATION

14.01 Licensee agrees not to intentionally disclose or intentionally make available to any third party information received from Inxight, which Inxight indicates is confidential at the time of disclosure (hereinafter referred to as "CONFIDENTIAL INFORMATION") in any form without the express written approval of Inxight.

14.02 Licensee shall not use such CONFIDENTIAL INFORMATION except to the extent necessary to perform under this Agreement and shall not intentionally circulate the CONFIDENTIAL INFORMATION within its own organization except to those with a specific need to know such CONFIDENTIAL INFORMATION. If written approval by Inxight is given to Licensee to disclose CONFIDENTIAL INFORMATION to a third party, Licensee shall impose similar confidentiality restrictions on such third party to whom it discloses such CONFIDENTIAL INFORMATION.

14.03 The obligations on Licensee recited in this Article XIV shall terminate with respect to any particular portion of such CONFIDENTIAL INFORMATION when and to the extent that it is or becomes: (a) part of the public domain through no fault of either party; (b) communicated by Inxight to a third party free of any obligation of confidence; (c) independently developed by Licensee without any reference to the CONFIDENTIAL INFORMATION; (d) known to Licensee free of any obligation of confidence, or (e) required to be disclosed by Licensee, by law, or to a competent court, government or regulatory body having the right to require same.

14.04 In no event shall the obligation of either party as recited in paragraph 14.02 with respect to the CONFIDENTIAL INFORMATION extend beyond three (3) years from the date of termination of this Agreement except for Inxight source code.

14.05 Upon request by Inxight after termination of this Agreement Licensee agrees to promptly return the CONFIDENTIAL INFORMATION.

14.06    Licensee agrees that:

         (a) it will use commercially reasonable efforts to ensure that Inxight Technology is distributed to third parties only according to procedures which do not compromise the licenses, security and copyrights of Inxight Technology;

         (b) it will not knowingly permit anyone to use Inxight Technology including portions thereof for the purpose of reverse-engineering; and

         (c) it will instruct its employees responsible for LICENSED SOFTWARE of the foregoing obligations and prohibitions.

14.07 Licensee shall safeguard the Inxight Technology and CONFIDENTIAL INFORMATION to the same extent that Licensee protects its own software, technology and confidential information, and shall sub-license the LICENSED SOFTWARE on the same protective terms under which Licensee licenses its own software.

         Licensee shall cause each unit of the LICENSED SOFTWARE incorporating Inxight Technology distributed by it or its OEMs or sub-licensors pursuant to this Agreement to be subject to a limited use software license agreement incorporating terms no less restrictive than those contained in this Agreement. Said software license agreement may be a written agreement signed by the end user, a written agreement contained and fully visible within the LICENSED SOFTWARE package that the end user accepts by opening the package, or the license terms of Licensee which the user accepts by clicking on the "I agree" button before installation.

14.08 Upon discovery of unauthorized transfers or misappropriations of CONFIDENTIAL INFORMATION, Licensee will: (a) inform Inxight of known details thereof, (b) give reasonable effort and assistance to


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                               INXIGHT TECHNOLOGY

         Inxight in the recovery and return of such CONFIDENTIAL INFORMATION;
         (c) provide all reasonably necessary assistance in the enforcement of Inxight's rights against any third party involved in such unauthorized transfer or misappropriation of CONFIDENTIAL INFORMATION, and (d) use reasonable endeavors to prevent further unauthorized transfer or misappropriation of CONFIDENTIAL INFORMATION.

14.09 Inxight shall have the same confidentiality and other obligations with respect to any software and documentation or other information disclosed by Licensee as Licensee has under Sections 14.01 through
         14.08 with respect to CONFIDENTIAL INFORMATION disclosed by Inxight.

XV.      ASSIGNMENT

15.01 This Agreement may not be assigned or transferred by either party without the prior written approval of the other party, not to be unreasonably withheld or delayed; provided that Inxight may assign its rights, or any portion thereof, to Xerox Corporation or its subsidiaries or affiliates, and Licensee may assign its rights hereunder, or any portion thereof, to any subsidiary or affiliate of Licensee, in each case without the prior approval of the other party. For the purpose of this Section 15.01, a sale or transfer of all or substantially all of the assets, stock or business of the party shall be deemed an assignment; provided however, that a public offering of equity or debt shall not be deemed an assignment. Notwithstanding the foregoing, Inxight may assign its rights to any purchaser of all or substantially all of its Inxight Technology business without prior written approval, and Licensee may assign this Agreement or its rights hereunder or any portion thereof to any purchaser of all or substantially all of its business (a "Business Purchaser") without prior approval; provided that if Licensee transfers or otherwise assigns this Agreement to a Business Purchaser and such Business Purchaser assumes a distributor relationship with Licensee or further imbeds the LICENSED SOFTWARE as it exists on the date of assignment into another product or products such that the resulting product represents a significant enhancement or transformation of LICENSED SOFTWARE, then Inxight shall have the right to re-negotiate the license fee for the Inxight Technology to be effective following the transaction in good faith and consistent with Inxight's historical pricing structure; and provided further that if Inxight and the Business Partner are unable to agree on a re-negotiated license fee, then Inxight shall have the right to terminate this Agreement with such termination to be effective 60 days following notice to the Business Purchaser. For purposes of this Section 15.01, a distributor relationship shall mean a sale by Licensee to the Business Partner for purposes of re-sale by the Business Partner. Further, Licensee's rights and obligations under this Agreement may be exercised and performed in whole or in part by any subsidiary or affiliate of Licensee, provided that Licensee shall continue to be responsible to Inxight for the performance of its obligations under this Agreement. Subject to the limitations heretofore expressed, this Agreement shall inure to the benefit of and be binding upon the parties, their successors, administrators, heirs and assigns. Neither party may assign to any third party that is not able to fulfill the obligations of this Agreement.

         In the event that Licensee files for bankruptcy protection within the term of this Agreement the assignment of rights to LICENSED SOFTWARE by Licensee to any third party shall require the approval, in writing, of Inxight.

XVI.     BANKRUPTCY

16.01    To the extent permitted by applicable law (including II U.S.C. Section
         365) the party not involved in the proceeding may terminate this Agreement immediately by written notice to the other party in the event the other party makes an assignment for the benefit of its creditors, the other party admits in writing an inability to pay debts as they mature, a trustee or receiver is appointed respecting all or a substantial part of the other party's assets, or a proceeding is instituted by or against the other party under any provision of the Federal Bankruptcy Act and is acquiesced in or is not dismissed within sixty (60) days, or results in an adjudication of bankruptcy.


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XVII. PUBLICITY

17.01 Without the prior written consent of the other party, except as specified herein, neither Licensee, nor Inxight shall (a) make any news release, public announcement, public denial or confirmation of this Agreement or its subject matter, or (b) advertise or publish any facts or terms relating to this Agreement. Such consent shall not be unreasonably withheld or delayed.

17.02 Licensee and Inxight agree to make a joint press release to announce this Agreement and strategic partner relationship as soon as feasible after the execution of this Agreement Both parties will cooperate with and support the other party in its press release materials, and provide reasonable efforts in support of an event, if any, sponsored by the other party to highlight the LICENSED SOFTWARE.

17.03 Licensee will prominently feature Inxight Technology in press announcements (as the parties shall agree) regarding LICENSED SOFTWARE and have Inxight Technology's brand identity and logo included in all announcement materials, promotional materials and programs associated with the LICENSED SOFTWARE, to the extent said materials and programs materially portray or discuss Inxight Technology.

XVIII.   COOPERATIVE MARKETING

18.01 Licensee and Inxight agree to cooperate in and pursue future product development and marketing arrangements with regard to LICENSED SOFTWARE and other products and services of interest to both parties. Each such cooperative arrangement shall be mutually agreed between the parties.

18.02 Licensee will provide a hypertext link from Licensee's Internet page for LICENSED SOFTWARE to the Inxight page specified by Inxight. To the extent that Inxight's Internet page for Inxight Technology includes hypertext links or references to third party licensees of Inxight Technology, the page shall also include a hypertext link or reference to Licensee's website.

XIX.     CONTROLLING LAW

19.01 This Agreement shall be governed and construed in accordance with the laws of the United States and the State of California.

XX.      GENERAL PROVISIONS

20.01 WAIVER FAILURE of either party to require strict performance by the other party of any provision of this Agreement shall not affect the first party's right to require strict performance thereafter. Waiver by either party of a breach of any provision of this Agreement shall not waive either the provision itself or any subsequent breach.

20.02 NO AGENCY It is agreed and understood that neither Licensee nor Inxight has any authority to bind the other with respect to any matter hereunder. Under no circumstances shall either Licensee or Inxight have the right to act or make any commitment of any kind to any third party on behalf of the other or to represent the other in any way as an agent.

20.03 SURVIVAL The provisions of this Agreement shall, to the extent applicable, survive the expiration or any termination hereof.

20.04 HEADINGS The headings and titles of the sections of this Agreement are inserted for convenience only, and shall not affect the construction or interpretation of any provision of this Agreement.

20.05 SEVERABILITY If any provision of this Agreement is held invalid by any law, rule, order of regulation of any government or by the final determination of any state or federal court, such invalidity shall not affect the enforceability of any other provisions of this Agreement not held to be invalid.

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    INXIGHT/RESOLUTE SOFTWARE: SOFTWARE DISTRIBUTION AND LICENSE AGREEMENT

                               INXIGHT TECHNOLOGY

20.06 U.S. GOVERNMENT RESTRICTED RIGHTS For purposes of U.S. Government restricted rights, the Inxight Technology has been developed completely at private expense and is vended pursuant to its applicable license agreement.

20.07 EXPORT Licensee agrees that it will not export or reexport the Inxight Technology or the LICENSED SOFTWARE without the appropriate United States Government or any other government licenses.

20.08 ENTIRE AGREEMENT This Agreement constitutes the entire agreement of the parties as to the subject matter hereof and supersedes any and all prior oral or written memoranda, understandings and agreements as to such subject matter. This Agreement shall not be modified, except by a written agreement signed by duly authorized representatives of Inxight and Licensee.

XXI.     ATTACHMENTS

21.01 THE TERMS AND CONDITIONS OF ATTACHMENTS ["I," "II," "III," "IV," "VII" AND "VIII"] ARE ATTACHED HERETO AND MADE A PART HEREOF.

IN WITNESS WHEREOF, the parties have hereunto set their hands.

Resolute Software, Inc.                        Inxight Software, Inc.

By: /s/ Daniel Callahan                        By: /s/  Steve Katz
    ------------------------                       -----------------------------
Name:   Daniel Callahan                        Name:    Steve Katz

Title:  CEO                                    Title:   VP World Sales
        ----------------------                          ------------------------
Date:   9/30/98                                Date:    9/30/98
        ----------------------                          ------------------------

Send all business correspondence pertaining to this Agreement to:

Resolute:                                          Inxight:
--------                                           -------
Chief Financial Officer                            Director Business Development
4473 Willow Road                                   Inxight Software, Inc.
Pleasanton, CA 91588                               3400 Hillview Avenue
                                                   Palo Alto, CA 94304

    INXIGHT/RESOLUTE SOFTWARE: SOFTWARE DISTRIBUTION AND LICENSE AGREEMENT

                               INXIGHT TECHNOLOGY

                 ATTACHMENT I - VZ: VISUALIZATION SPECIFICATIONS

Licensee may be granted a license for one or more of the Inxight Technologies ("VizControls") listed in this Attachment I. The specific Inxight Technologies licensed under this Agreement are detailed in Attachment IV: Deliverables.

HYPERBOLIC TREE(TM)

The Hyperbolic Tree is a general-purpose user interface component for interacting with large hierarchies containing thousands of nodes. It leverages many of the principles articulated and exploited in over 10 years of research and invention at Xerox PARC (Palo Alto Research Center) on the next-generation of user interfaces. These principles include Focus+Context(TM) display, rendering information graphically and animating transitions.

Hyperbolic Tree(TM) is protected by Inxight/Xerox Patents and includes the Inxight Technology definition stated in paragraph 1.0 1 of this Agreement and one or more of the following sets of elements:

Hyperbolic Tree for Windows:
----------------------------

Hyperbolic Tree for Windows consists of a set of ActiveX component classes and externally exposed interfaces for programming in C++, MFC and Visual Basic. It includes complete API documentation, including class hierarchy and description of mechanisms for customization and data integration and a sample application (including source code) intended to provide an example of how a client application should use Inxight's toolkit. The sample application also demonstrates the standard data component that supports the building of Hyperbolic Tree displays from XML files.

Hyperbolic Tree for Java:
-------------------------

The Hyperbolic Tree for Java (HTJ) contains the classes and documentation to implement applets and applications that employ the Hyperbolic Tree visualization. It includes complete documentation, including class hierarchy and description of mechanisms for customization and data integration and a sample, application (including source code) intended to provide an example of how a client application should use Inxight's toolkit. The sample application also provides a simple dataset loader that supports the building of Hyperbolic Tree displays from structured text files. Hyperbolic Tree(TM) is a user interface component that can be utilized to display a large hierarchy in a manner that facilitates user interaction.

DOCUMENTATION

Documentation means currently available written technical information, including user manuals, software specifications and installation instructions, provided by Inxight for Licensee's internal use in integrating Inxight Technology into LICENSED SOFTWARE.

    INXIGHT/RESOLUTE SOFTWARE: SOFTWARE DISTRIBUTION AND LICENSE AGREEMENT

                               INXIGHT TECHNOLOGY

                     ATTACHMENT II: ROYALTY / PERIODIC FEES

In consideration of the rights granted Licensee by Inxight in this Software Distribution & License Agreement of which this Attachment II is a part, Licensee shall pay to Inxight the Royalties and Periodic Fees listed herein. Said Royalties and Fees relate only to the deliverables noted in the Deliverables Schedule - Attachment IV, and to other matters as may be detailed in this Attachment II.

I. TERM OF AGREEMENT: This Agreement is for a term of four (4) years, and shall be non-cancelable without cause. It shall automatically renew for two-year periods therefrom, unless terminated by either party at the conclusion of the initial term or at any subsequent extension thereof, upon thirty (30) days written notice to other party. In the event of termination by Inxight under this provision, Licensee shall have two
         (2) years from the date of termination to comply with Section 10.03 of this Agreement.

II. MAINTENANCE FEE: Maintenance represents the annual fee paid by Licensee for BUG fixes, updates, revisions and modifications to Inxight Technology and for new releases, in accordance with the Specifications of Attachment I and the Technical Support considerations of Attachment
         III. Annual Maintenance charges under this Agreement shall be [***] dollars per year, the Maintenance Fee shall be due and payable upon the delivery by Inxight of the Initial Deliverables (Attachment IV, DELIVERABLES SCHEDULE) and annually thereafter on such anniversary date. Annual Maintenance charges under term renewals to this Agreement (after the initial 4 year term) shall not increase more than [***] per annual renewal period.

III. ROYALTY: A Royalty fee is charged for the license to use and distribute the Inxight Technology in the LICENSED SOFTWARE as per the license grant in paragraph 3.01 of the Agreement Licensee shall pay to Inxight the Royalty shown below.

         The Royalty Rate for LICENSED SOFTWARE shall be [***] percent of Billed Revenue (defined as all gross revenue derived from the sales of LICENSED SOFTWARE less sales tax, shipping charges, and returns). Training, maintenance, and consulting services revenue associated with Resolute Application Performance System (RAPS) or LICENSED SOFTWARE are excluded from Billed Revenue. Royalty fees will begin to accrue on the date of First Customer Ship of the Licensed Software or September 30, 1999, whichever occurs first.

         The parties specifically acknowledge that the provision of any Upgrade of LICENSED SOFTWARE by Licensee to its customers, pursuant to a maintenance agreement to such customers, will not trigger the requirement of Licensee to pay the above referenced Royalty to Inxight. To the extent, however, that Licensee invoices for such Upgrade, independent of invoicing with regard to annual maintenance, Licensee shall be obligated to pay the applicable Royalty referenced above. Licensee may provide the initial release version of Licensed Software as a no charge upgrade to no more than twenty-five (25) then current customers without royalty obligation.

IV. ROYALTY RATE REDUCTION OPTION: Licensee is granted an option to reduce the contract royalty rate of [***] Percent to [***] Percent by paying an additional Advance Payment of [***] dollars plus a one-time Option Fee of [***]. Both the Advance Payment and Option Fee (total [***]) are due and payable at time of option exercise. Should this Royalty Rate Reduction Option be exercised, the new [***] royalty will become effective on the first day of the month following the option execution and payment of the [***] fees. This option is valid only if exercised by March 31, 2000 or during the 30 day period prior to the expiration of the initial four-year term of the Agreement or during the 30 day period prior to the expiration of any subsequent term of the Agreement.

[***] Confidential treatment has been requested for redacted portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

    INXIGHT/RESOLUTE SOFTWARE: SOFTWARE DISTRIBUTION AND LICENSE AGREEMENT

                               INXIGHT TECHNOLOGY

V. ADVANCE PAYMENT: Licensee shall make a non-refundable Advance Payment to Inxight in the amount of [***] dollars The [***] Advance Payment shall be invoiced on contract execution and payable per the following schedule:

                  o Within thirty (30) days of receipt of invoice: [***].

                  o On June 30, 1999: [***].

         Royalties due to Inxight shall be credited against the Advance Payment at a 100% rate until the Advance has been depleted. Unused Advance balances in the initial contract term shall not be carried forward to any contract renewal term.

         Licensee may add Hyperbolic Tree for Active X(TM) at any time over the term of this Agreement for an additional Advance Payment of [***] dollars. Then-current royalty rates will also apply to sales of LICENSED SOFTWARE incorporating Hyperbolic Tree for Active X(TM).

         Failure to make the Advance Payments on a timely basis shall be considered a material breach of contract, subject to the provisions of paragraphs 10.02 and 10.03 of this Agreement.

VI. NON-COMMERCIAL USE: No royalties shall be due from Licensee for units of LICENSED SOFTWARE which are used for testing, evaluation, support, marketing, publicity, demonstration or training purposes, unless commercial revenue is received by License for such use. LICENSED SOFTWARE used by Licensee for or in conjunction with internal business operations purposes shall be subject to licensing arrangements to be agreed by the parties.

VII. CONSULTING SERVICES/CUSTOM EFFORTS: Requests for custom effort with regard to Inxight Technology, if agreed by the parties, will be charged at the prevailing daily rate which is currently [***], per senior software developer. Travel and other out-of-pocket expenses incurred by Inxight in the delivery of consulting services shall be billed to and promptly paid by the Licensee.

VIII. PAYMENT AND REPORTING: Within thirty (30) days after the end of each calendar quarter during the term hereof, Licensee shall provide Inxight with a written report setting forth the amount of billed revenue, by product, related to the LICENSED SOFTWARE and the royalties due to Inxight for that quarterly period. A check or wire transfer of funds shall accompany the report.

IX. AUDIT: Licensee shall, for a period of two (2) years following the date of each report issued, keep records adequate to verify the substance of the report and any accompanying payment. Inxight shall have the right once each calendar year, to select a mutually acceptable independent Certified Public Accountant to inspect the records of Licensee at a single location on reasonable notice and during regular business hours to verify the reports and payments made hereunder. The entire cost of such inspection shall be borne by Inxight, and such Certified Public Accountant shall not disclose to Inxight any information other than information relating to the computation and accuracy of such reports and payments. Any information as to Licensee's, customers will be treated as Licensee CONFIDENTIAL INFORMATION and shall not be disclosed. If the audit reveals that Licensee has under-reported revenues of LICENSED SOFTWARE by more than five percent (5%) in any calendar year, Licensee shall reimburse Inxight for the audit fees. In any event the report of the Certified Public Accountant shall be accepted by the parties and the Licensee shall promptly pay, or apply against any outstanding prepaid Annual Fees, the underpayment as well as the interest on the unpaid balance, at the maximum interest rate allowed by law.

[***] Confidential treatment has been requested for redacted portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

    INXIGHT/RESOLUTE SOFTWARE: SOFTWARE DISTRIBUTION AND LICENSE AGREEMENT

                               INXIGHT TECHNOLOGY

                       ATTACHMENT III - TECHNICAL SUPPORT

DEFINITIONS

"Customer" means the Licensee's end-user or OEM customer using or integrating the LICENSED SOFTWARE, subject to a valid license and maintenance agreement with Licensee.

"Software Release" means any version of the Inxight Technology shipped to any customer.

"Data Modules" are files containing language-specific information which are accessed by the Runtime Libraries. They are part of the Inxight LinguistX(TM) Technology as described in Attachment 1.

"Version Number" is a label that uniquely identifies a particular version of the Runtime Libraries or Data Modules of a Software Release. Each VERSION NUMBER consists of two or three integers delimited by periods (`.').

"Major Versions" are new Software Releases containing major feature, functional, and/or API changes over previous releases. In a new Major Version, the first integer of the Version Number will be incremented over that of the previous Major Version.

"BUGS" refers to and is defined as any: (a) typographical error, including errors in the Documentation, (b) entry with a wrong lexical marking, (c) functional or operational error or fault that is not caused by (i) missing words or names, (ii) inaccurate input of data by Licensee or end-user, or (iii) unauthorized alteration or modifications of the LICENSED SOFTWARE, (d) incorrect or incomplete statement or diagram in the Documentation, or (e) non-conformance of the Inxight Technology with its Specifications referenced in Attachment I.

"BUG FIXES" means modifications or revisions to source code or object code or Documentation which correct BUGs and other deviations from the Specifications. BUG FIXES shall consist of Inxight using reasonable efforts to design, code, and implement programming changes to Inxight Technology and modifications to the documentation in order to correct BUGs such that Inxight Technology is brought into conformance with the Specifications listed in Attachment I.

"Unilateral Enhancements" are changes to Inxight Technology, which Inxight does as a consequence of its normal business operations and ensuing BUG FIXES for others than Licensee, with the aim of keeping the Inxight Technology up-to-date and according to the Specifications.

The process with respect to the treatment of Enhancement Requests is defined in paragraph 6.05 of the Agreement.

MAINTENANCE LOCATION

All BUG FIXES provided under this Agreement shall be provided at Inxight's facilities, unless Inxight and Licensee mutually agree that it is necessary to provide such services at Licensee's facilities

VERSION COMPATIBILITY

Inxight will support backward compatibility for the immediately preceding MAJOR VERSION of Runtime Libraries. Specifically, a Runtime Library will support its own API and that of any preceding release with the same or immediately preceding MAJOR VERSION number. It will also support any DATA MODULE with the same or immediately preceding MAJOR VERSION number.

Commencing with the SOFTWARE RELEASE of a new MAJOR VERSION, Inxight does not guarantee support for Runtime Libraries or DATA MODULES with a MAJOR VERSION number less than the immediately preceding MAJOR VERSION.

    INXIGHT/RESOLUTE SOFTWARE: SOFTWARE DISTRIBUTION AND LICENSE AGREEMENT

                               INXIGHT TECHNOLOGY

RESPONSIBILITY

1. Licensee shall report to Inxight any deviations from the Specifications of the Inxight Technology (BUGS) which are discovered during the term of this Agreement.

2. Inxight will provide BUG FIXES to Licensee for the then current and the immediate predecessor releases of Inxight Technology, as Licensee's customers may require from Licensee in order for Licensee to fulfill its maintenance obligations to its customers. Inxight will not provide BUG FIXES directly to any customers, unless Inxight enters into a separate maintenance agreement with such customers. Unilateral enhancements to Inxight Technology, if any, shall be provided by Inxight at no charge to Licensee in the course of issuing updates to Inxight Technology.

3. Inxight shall provide to Licensee any BUG FIXES, whether or not discovered by Licensee, as Inxight develops and makes available to any other licensee of the, Inxight Technology during the term of this Agreement. Licensee shall have no obligation to include any such BUG FIXES in LICENSED SOFTWARE.

4. Should Inxight discontinue all maintenance and distribution of the Inxight Technology, a copy of the source code and BUG FIXES and product modification records shall be made available to the Licensee as CONFIDENTIAL INFORMATION in order for Licensee to fulfill its maintenance obligations to it Customers.

BUG REPORTING PROCEDURES

E-mail shall be the primary means for the Licensee to report BUGS. The Licensee shall be provided with a dedicated e-mail address for technical support. This mailbox shall be monitored by Inxight throughout each normal day of business operation (Mondays through Fridays excluding holidays, 8AM - 6 PM Pacific Time).

The Licensee shall also be provided with a telephone number dedicated to technical support. This phone will be answered, or monitored for messages, throughout each normal day of business operation. Messages may be left at this telephone number after normal business hours.

RESPONSE TIME

For each BUG FIX, Licensee and Inxight will follow the procedures outlined below:

1. Licensee or Licensee's customer logs a BUG; Licensee determines that BUG is related to Inxight Technology and not to LICENSEE SOFTWARE.

2. Request is sent by Licensee to Inxight via e-mail or telephone.

3. Inxight acknowledges receipt of request and reaches agreement with Licensee as to whether the BUG is related to Inxight Technology.

4. If it is determined that the BUG is related to Inxight Technology, Inxight classifies the BUG according to its BUG Classification Table following.

5. Inxight responds to Licensee, as per the BUG Classification Table, identifying the nature and the cause of the problem, if known, and (a) an estimated BUG FIX date; or (b) a workaround or update, if such is available; or (c) an action plan for the identification and resolution of the BUG FIX. Such action plan may mean inclusion of the necessary corrections or modifications in future releases or no remedial action at all if none is warranted. During this process, Inxight may request test cases or other data from the customer in order to reproduce the BUG.

    INXIGHT/RESOLUTE SOFTWARE: SOFTWARE DISTRIBUTION AND LICENSE AGREEMENT

                               INXIGHT TECHNOLOGY

           Inxight VizControls(TM) Technology BUG Classification Table

                    PROBLEM DESCRIPTION                                 INXIGHT RESPONSE
------------------------------------------------------------  -------------------------------------
1.  Problem Solved.  Case closed.

2.  Minor Problem.  Customer is having a problem              Action is taken within 4 working
(inconvenience or annoyance) with a feature or function       days; A solution, action plan or
related to Inxight Technology or requests a product           rejection statement is issued.
improvement or enhancement. The LICENSED SOFTWARE executes
with no significant impact or special actions required by
the user. There is no significant impact to production.

3.  Moderate Problem.  Customer is having a problem on his    Action is taken within 48 hours to
workstation with Inxight Technology that is preventing the    solve the problem. A solution or
use of LICENSED SOFTWARE or that requires special             action plan for resolution is issued.
work-around actions by the user. The system is up but         Status updates are provided every
production capability is reduced. The LICENSED SOFTWARE       four business days.
executes without crashing, but non-critical product features or functions may not be operable. There is no loss of data.
Indicators are: inability of a no-critical application to
run, continuing but infrequent failure requiring operational intervention, or non-critical product feature or function
does not work.

4.  Severe Problem.  Inxight Technology causes a crash of     Action is taken within 24 hours to
LICENSED SOFTWARE, either directly through its own execution  resolve the problem. A solution is
or indirectly by mutilating other data in a manner that       provided or an action plan is issued.
causes a subsequent crash or data loss. The problem is        Status updates are provided every two
characterized by the inability of some critical application   business days until the problem is
to run; the failure requires frequent operational             solved; there is priority assignment
intervention, and/or there is a recoverable loss of data.     of relevant resources to problem
                                                              resolutions.

5.  Critical Problem.  Inxight Technology causes LICENSED     Immediate action is taken to correct
SOFTWARE to crash the machine or lock-up the system. Users    the problem; daily status reports are
cannot access LICENSED SOFTWARE and have no production        issued until the problem is resolved;
capability. The problem is characterized by inability to run  there is priority assignment of
critical applications on the server and/or unrecoverable      relevant resources to problem
loss of data.                                                 resolution.

With respect to ENHANCEMENT REQUESTS, Inxight makes no commitments as to response time, but will endeavor, to the extent resources are available, to evaluate the requested enhancement and to provide estimates of the time and cost to accomplish same. If applicable, Licensee initiates discussions with Inxight on the fee for the proposed enhancement.

SERVICE OBLIGATION

The services set forth herein shall be expressly contingent upon Licensee: (1) Promptly reporting any errors in the Inxight Technology or related documentation to Inxight in writing; (2) Not modifying the Inxight Technology without written consent of Inxight; (3) Utilizing the Inxight Technology only in accordance with the provisions hereof and the Specifications in Attachment I; and (4) Remaining current with respect to the annual Maintenance fees delineated in Attachment II.

    INXIGHT/RESOLUTE SOFTWARE: SOFTWARE DISTRIBUTION AND LICENSE AGREEMENT

                               INXIGHT TECHNOLOGY

                           ATTACHMENT IV: DELIVERABLES

Inxight Technology with respect to this Agreement and License Grant refers only to Inxight Hyperbolic Tree(TM) for Java(TM): software, operating under Java(TM) operating systems, as indicated below, for integration with Licensee software to form the LICENSED SOFTWARE application. Unless otherwise noted herein, all software will be provided in run-time format.

DELIVERABLES SCHEDULE

         Inxight shall make commercially reasonable efforts to deliver VizControls(TM) Technology components in accordance with the schedule which follows. The following components shall be considered the "Initial Deliverable" for purposes of this Agreement.

         A. VizControls(TM) Hyperbolic Tree(TM) Release 1.2 for Java(TM): Within five (5) business days of Agreement execution.

         B. All Documentation associated with VizControls(TM) Hyperbolic Tree(TM) Release 1.2 for Java(TM).

            VizControls(TM) will be provided in run-time format, except for source code and accompanying Unix make files for the porting of the Runtime Libraries to Licensee's supported platforms.

LICENSED SOFTWARE

         LICENSED SOFTWARE is defined in paragraph 1.02 of the Agreement and includes Licensee Software and Inxight Technology. Licensee Software refers to Licensee's application and IT infrastructure management software, and its applications, derivatives, and networks, as the same may be renamed or succeeded.

ACCEPTANCE CRITERIA

         Acceptance of the Inxight Technology shall be contingent upon completion of the Acceptance Procedure described in 7.02 of the Agreement with respect to the functions and performance specifications set forth in Attachment I.

TECHNICAL CONTACTS / LIAISON

         Inxight and Licensee will each designate individuals who will serve as technical liaisons for the term of the Agreement. The initial technical contacts win be:

RESOLUTE SOFTWARE, INC.                              INXIGHT SOFTWARE, INC.
-----------------------                              ----------------------
Vice President, Engineering                          Andy Gelman
Resolute Software, Inc.                              Inxight Software, Inc.
4473 Willow Road                                     3400 Hillview Avenue
Pleasanton, CA 94588                                 Palo Alto, California 94304
(925) 737-4000                650-813-7194

COPYRIGHT NOTICE

         Inxight, VizControls and all Inxight product names are trademarks of Inxight Software, Inc., Copyright (c) 1996, 1997 Inxight Software, Inc. All Rights Reserved. Java and Solaris are trademarks of Sun Microsystems, Inc. Windows, ActiveX and NT are trademarks of Microsoft Corporation.

    INXIGHT/RESOLUTE SOFTWARE: SOFTWARE DISTRIBUTION AND LICENSE AGREEMENT

                               INXIGHT TECHNOLOGY

                           ATTACHMENT VII: ATTRIBUTION

Inxight requests that the wording below or wording which is substantially similar be included in Licensee's product documentation, marketing collateral, press releases and web sites.

o References to LinguistX(TM), VizControls(TM), Xerox(R) and Inxight Software(TM) or any of the Inxight Technology (name components) subject to this license. Such references may be in the form of attribution or in the body of LICENSED SOFTWARE.

o Splash Screen and Readme File attribution for the setup and the application, and in the About box:

         Contains LinguistX(TM)or VizControls(TM)(name components) from Inxight Software, Inc., a Xerox New Enterprise Company, Copyright (C) 1996-1997. All rights reserved. www.inxight.com.

o Documentation and collateral. Legal Notices should contain the following attribution statement:

         LinguistX(TM) and VizControls(TM) (name components) from Inxight Software, Inc., a Xerox New Enterprise Company, Copyright (C) 1996-1997. Xerox(R), Inxight(TM), Linguist(TM)` and VizControls(TM) are trademarks of Xerox Corporation and Inxight Software, Inc. LinguistX(TM) and VizControls(TM) contain patented technology of Xerox Corporation. All rights reserved.

o Inxight shall provide guidelines for attribution on Licensee's website and LICENSED SOFTWARE interface.

    INXIGHT/RESOLUTE SOFTWARE: SOFTWARE DISTRIBUTION AND LICENSE AGREEMENT

                               INXIGHT TECHNOLOGY

                       ATTACHMENT VIII: SOURCE CODE ESCROW

During the term of this Agreement, upon delivery to Licensee of each accepted version of the Inxight Technology, Inxight shall place the Inxight Technology Source Code into escrow with the General Counsel of Xerox Corporation ("Xerox"). If during the term, majority control of Inxight passes from Xerox to a third party or upon the request of Licensee, the then current version of the Inxight Technology Source Code shall be placed in escrow with a mutually agreed upon escrow agent. In each case, the escrow shall be for the benefit of Licensee. The Inxight Technology Source Code shall be released to Licensee if Inxight fails to perform its obligation to maintain Inxight Technology, subject to the provisions of Attachment III, sub-section RESPONSIBILITY, paragraph 4, or its obligations with regard to Inxight Technology Source Code. The parties will agree on an escrow agreement within 90 days of executing this Agreement.